Exhibit 99.1
Enphase Energy Reports Financial Results for the Second Quarter of 2022
FREMONT, Calif., July 26, 2022 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world’s leading supplier of microinverter-based solar and battery systems, announced today financial results for the second quarter of 2022, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported record quarterly revenue of $530.2 million in the second quarter of 2022, along with 42.2% for non-GAAP gross margin. We shipped 3,348,553 microinverters, or approximately 1,213 megawatts DC, and 132.4 megawatt hours of Enphase® IQ™ Batteries.
Financial highlights for the second quarter of 2022 are listed below.
•Record quarterly revenue of $530.2 million
•GAAP gross margin of 41.3%; non-GAAP gross margin of 42.2%
•GAAP operating income of $94.0 million; non-GAAP operating income of $152.4 million
•GAAP net income of $77.0 million; non-GAAP net income of $149.9 million
•GAAP diluted earnings per share of $0.54; non-GAAP diluted earnings per share of $1.07
•Free cash flow of $192.0 million; ending cash, cash equivalents, and marketable securities of $1.25 billion
Our revenue and earnings for the second quarter of 2022 are provided below, compared with the prior quarter and the year ago quarter:
(In thousands, except per share and percentage data)

	GAAP			Non-GAAP
	Q2 2022	Q1 2022	Q2 2021	Q2 2022	Q1 2022	Q2 2021
Revenue	$530,196	$441,292	$316,057	$530,196	$441,292	$316,057
Gross margin	41.3%	40.1%	40.4%	42.2%	41.0%	40.8%
Operating expenses	$124,969	$115,149	$68,401	$71,169	$66,250	$51,696
Operating income	$94,036	$61,824	$59,400	$152,412	$114,529	$77,165
Net income	$76,976	$51,821	$39,351	$149,852	$109,670	$74,676
Basic EPS	$0.57	$0.39	$0.29	$1.11	$0.82	$0.55
Diluted EPS	$0.54	$0.37	$0.28	$1.07	$0.79	$0.53
Our total revenue increased 20%, compared to the first quarter of 2022. Our microinverter shipments were up 18%, compared to the first quarter of 2022. Our IQ Battery shipments were up 10%, compared to the first quarter of 2022. Our non-GAAP gross margin was 42.2% in the second quarter of 2022, compared to 41.0% in the first quarter of 2022, driven by a favorable product mix.
Our non-GAAP operating expenses were $71.2 million in the second quarter of 2022, compared to $66.3 million in the first quarter of 2022, primarily due to increased investment in R&D, customer service, sales, and IT infrastructure. Our non-GAAP operating income was $152.4 million in the second quarter of 2022, compared to $114.5 million in the first quarter of 2022.
We exited the second quarter of 2022 with $1.25 billion in cash, cash equivalents, and marketable securities and generated $200.7 million in cash flow from operations in the second quarter of 2022. Our capital expenditures were $8.7 million in the second quarter of 2022, compared to $12.4 million in the first quarter of 2022.

Our quarterly revenue in the second quarter of 2022 was driven by strong demand for Enphase Energy Systems, powered by IQ® Microinverters and IQ Batteries. IQ8™ Microinverters constituted 37% of all our microinverter shipments during the second quarter. The grid-forming IQ8 Microinverters can provide Sunlight Backup™ during an outage, even without a battery. And, with the Sunlight Jump Start™ feature, IQ8 Microinverters can restart a home energy system using sunlight only after prolonged grid outages that may result in a fully depleted battery.
Our IQ Battery shipments increased to 132.4 megawatt hours in the second quarter of 2022, compared to 120.4 megawatt hours in the first quarter of 2022. We shipped batteries to the United States, Germany, and Belgium during the second quarter, and made updates to improve the installer and homeowner experience. We now have more than 1,600 installers worldwide that are certified to install our IQ Batteries.
Our revenue in Europe for the second quarter of 2022 increased 69%, compared to the first quarter of 2022, led by strong growth in the Netherlands and Germany. Homeowners want self-consumption as the region not only faces rising energy prices but also a growing demand for home electrification driven by EVs and natural gas shortages. We expect to introduce IQ Batteries in more European countries during the second half of 2022.
Our strategy is to build best-in-class home energy systems and deliver them to homeowners through our installer and distribution partners, enabled by an installer platform. We have completed five acquisitions in the last six quarters, one for EV chargers and four to help create our installer platform. We shipped more than 8,250 ClipperCreek EV chargers to U.S. customers in the second quarter of 2022 and expect healthy growth going forward. We are working to move production to our manufacturing partner in Mexico, making our chargers smart and integrating the EV chargers into our home energy management systems.
We recently acquired SolarLeadFactory LLC to provide high-quality leads to our installers and further strengthen our installer platform. In January 2021, we acquired Sofdesk Inc. to provide solar design software capability and approximately 950 installers are using the Solargraf software. We acquired a business in Noida, India in March 2021 to provide proposal and permitting services for installers and are focused on automating these services. In December 2021, we acquired 365 Pronto, Inc. to simplify maintenance for installers by matching cleantech asset owners to a local and on-demand workforce of service providers. All four acquisitions aim to make life simpler for installers by providing them high-quality products and services, ultimately reducing their soft costs.
BUSINESS HIGHLIGHTS
On April 19, 2022, Enphase Energy announced that ADT Solar™, formerly Sunpro Solar, a leading rooftop solar provider and one of the fastest-growing residential solar-plus-storage service providers across 22 states in the United States, is now exclusively offering Enphase IQ8 Microinverters as part of its comprehensive home energy solution.
On May 9, 2022, Enphase Energy announced that Enphase IQ Batteries now officially support the most common third-party string inverters in Belgium and Germany, helping meet the increasing demand for energy independence in the region. Since the 2021 launch of the IQ Battery in Belgium and Germany, installers of Enphase products have seen increasing deployments of Enphase Energy Systems powered by IQ Microinverters and Enphase IQ Batteries, as well as residential solar-only energy systems powered by IQ7™, IQ7+™, and IQ7A™ Microinverters.
On May 23, 2022, Enphase Energy announced that the Enphase IQ8 Microinverter system is the first in the world to be certified by UL, a global safety science leader, to UL 1741, 3rd edition including the Supplement SB. This certification meets the new North American safety and grid interconnection standards for connecting solar inverters, energy storage systems, and distributed energy resources to the grid in compliance with IEEE 1547-2018 and IEEE 1547-1 2020.
Enphase Energy recently announced that installers in Rhode Island, Massachusetts, Washington, New Mexico, Texas, New York, Florida, Hawaii, Missouri, Michigan, Southern California, and Puerto Rico have seen growing deployments of the Enphase Energy System powered by IQ Microinverters and IQ Batteries.

THIRD QUARTER 2022 FINANCIAL OUTLOOK
For the third quarter of 2022, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $590 million to $630 million, which includes shipments of 130 to 145 megawatt hours of Enphase IQ Batteries
•GAAP gross margin to be within a range of 38.0% to 41.0%; non-GAAP gross margin to be within a range of 39.0% to 42.0%, excluding stock-based compensation expenses and acquisition related amortization
•GAAP operating expenses to be within a range of $137.0 million to $141.0 million
•Non-GAAP operating expenses to be within a range of $77.0 million to $81.0 million, excluding $60.0 million estimated for stock-based compensation expenses and acquisition related costs and amortization
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Use of Non-GAAP Financial Measures
Enphase Energy has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by Enphase Energy include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share and free cash flow.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Enphase Energy’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Enphase Energy uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase Energy believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of the Enphase Energy’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. Enphase Energy excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by the Enphase Energy’s stock price at the time of an award over which management has limited to no control.
Acquisition related expenses and amortization. This item represents expenses incurred related to the Enphase Energy’s business acquisitions, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of the its ongoing financial performance.

Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for the Enphase Energy except in the period the financing was secured and such amortization expense is not reflective of the its ongoing financial performance.
Loss on partial settlement of convertible notes. This item is reflected in other income (expense), net and represents (i) the difference between the carrying value and the fair value of the settled convertible notes and (ii) the inducement loss for the difference between the value of the shares issued to settle the convertible notes and the value of the shares that would have been issued under the original conversion terms with respect to the repurchased Notes due 2025, which is non-cash in nature and is not reflective of the Enphase Energy ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to the Enphase Energy’s GAAP tax provision or benefit to present the non-GAAP tax amount based on cash tax expense and reserves.
Free cash flow. This item represents net cash flows from operating activities plus deemed repayment of convertible notes attributable to accreted debt discount reported in operating activities less purchases of property and equipment.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its second quarter 2022 results and third quarter 2022 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (833) 634-5018. A live webcast of the conference call will also be accessible from the “Investor Relations” section of Enphase Energy’s website at investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (877) 344-7529; replay access code 9407506, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to its third quarter of 2022 financial outlook and expense levels; the capabilities, advantages, features and performance of its technology and products; its business strategies and anticipated demand for and availability of its products and services; market demand for residential solar and battery deployments; and growth in deployments of Enphase Energy Systems. These forward-looking statements are based on Enphase Energy’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in its most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, its most recent Annual Report on Form 10-K for the year ended December 31, 2021 and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power—and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped more than 48 million microinverters, and over 2.5 million Enphase-based systems have been deployed in more than 140 countries. For more information, visit www.enphase.com.
© 2022 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, IQ7, IQ7+, IQ7A, IQ8, Sunlight Backup, Sunlight Jump Start, and certain other names and marks are trademarks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Karen Sagot
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net revenues	$530,196	$441,292	$316,057	$971,488	$617,811
Cost of revenues	311,191	264,319	188,256	575,510	367,061
Gross profit	219,005	176,973	127,801	395,978	250,750
Operating expenses:
Research and development	39,256	35,719	22,708	74,975	44,526
Sales and marketing	53,588	41,344	25,586	94,932	45,208
General and administrative	32,125	38,086	20,107	70,211	40,230
Total operating expenses	124,969	115,149	68,401	240,118	129,964
Income from operations	94,036	61,824	59,400	155,860	120,786
Other income (expense), net
Interest income	796	460	98	1,256	171
Interest expense	(2,168)	(2,736)	(12,506)	(4,904)	(19,835)
Other income (expense), net	(456)	(2,141)	(633)	(2,597)	(60)
Loss on partial settlement of convertible notes (1)	—	—	(13)	—	(56,382)
Total other expense, net	(1,828)	(4,417)	(13,054)	(6,245)	(76,106)
Income before income taxes	92,208	57,407	46,346	149,615	44,680
Income tax benefit (provision)	(15,232)	(5,586)	(6,995)	(20,818)	26,369
Net income	$76,976	$51,821	$39,351	$128,797	$71,049
Net income per share:
Basic	$0.57	$0.39	$0.29	$0.96	$0.53
Diluted	$0.54	$0.37	$0.28	$0.91	$0.49
Shares used in per share calculation:
Basic	135,196	134,327	135,094	134,768	133,209
Diluted	143,725	144,617	141,533	143,602	144,022

(1)    Loss on partial settlement of convertible notes of less than $0.1 million for the three months ended June 30, 2021, primarily relates to the non-cash loss on partial settlement of $0.1 million aggregate principal amount of the Notes due 2025. Loss on partial settlement of convertible notes of $56.4 million for the six months ended June 30, 2021, primarily relates to the $9.5 million non-cash loss on partial settlement of $87.1 million aggregate principal amount of the Notes due 2024, $9.5 million non-cash loss on partial settlement of $217.8 million aggregate principal amount of the Notes due 2025 and $37.5 million non-cash inducement loss incurred on repurchase of Notes due 2025.

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$495,473	$119,316
Marketable securities	752,328	897,335
Accounts receivable, net	312,451	333,626
Inventory	130,266	74,400
Prepaid expenses and other assets	45,474	37,784
Total current assets	1,735,992	1,462,461
Property and equipment, net	86,778	82,167
Operating lease, right of use asset, net	16,987	14,420
Intangible assets, net	96,887	97,758
Goodwill	197,004	181,254
Other assets	129,153	118,726
Deferred tax assets, net	174,307	122,470
Total assets	$2,437,108	$2,079,256
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$90,398	$113,767
Accrued liabilities	197,919	157,912
Deferred revenues, current	74,067	62,670
Warranty obligations, current	29,197	19,395
Debt, current	88,429	86,052
Total current liabilities	480,010	439,796
Long-term liabilities:
Deferred revenues, noncurrent	217,095	187,186
Warranty obligations, noncurrent	67,354	53,982
Other liabilities	23,864	16,530
Debt, noncurrent	1,197,786	951,594
Total liabilities	1,986,109	1,649,088
Total stockholders’ equity	450,999	430,168
Total liabilities and stockholders’ equity	$2,437,108	$2,079,256

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Cash flows from operating activities:
Net income	$76,976	$51,821	$39,351	$128,797	$71,049
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,247	15,558	7,596	30,805	13,154
Provision for doubtful accounts	(16)	147	257	131	271
Asset impairment	1,200	—	—	1,200	—
Loss on partial settlement of convertibles notes	—	—	13	—	56,382
Deemed repayment of convertible notes attributable to accreted debt discount	—	—	(6)	—	(15,585)
Non-cash interest expense	2,046	1,979	12,307	4,025	19,463
Change in fair value of debt securities	(987)	1,116	(932)	129	(2,369)
Stock-based compensation	53,064	47,797	15,312	100,861	30,156
Deferred income taxes	12,452	3,165	5,240	15,617	(30,127)
Changes in operating assets and liabilities:
Accounts receivable	51,770	(24,224)	(44,812)	27,546	(98,531)
Inventory	(33,830)	(22,036)	(2,880)	(55,866)	4,008
Prepaid expenses and other assets	(18,310)	(3,042)	(10,154)	(21,352)	(15,194)
Accounts payable, accrued and other liabilities	12,033	(1,805)	10,514	10,228	46,890
Warranty obligations	12,972	9,906	5,385	22,878	14,025
Deferred revenues	16,033	22,061	28,469	38,094	47,909
Net cash provided by operating activities	200,650	102,443	65,660	303,093	141,501
Cash flows from investing activities:
Purchases of property and equipment	(8,691)	(12,375)	(16,428)	(21,066)	(26,368)
Purchases of marketable securities	(60,061)	—	—	(60,061)	—
Maturities of marketable securities	116,298	76,735	—	193,033	—
Investments in private companies	—	—	(20,000)	—	(45,000)
Business acquisitions, net of cash acquired	(3,055)	(24,625)	—	(27,680)	(55,239)
Net cash provided by (used in) investing activities	44,491	39,735	(36,428)	84,226	(126,607)
Cash flows from financing activities:
Issuance of convertible notes, net of issuance costs	—	—	(949)	—	1,188,439
Purchase of convertible note hedges	—	—	—	—	(286,235)
Sale of warrants	—	—	—	—	220,800
Principal payments and financing fees on debt	—	—	(344)	—	(1,422)
Partial repurchase of convertible notes	—	—	(79)	—	(289,312)
Repurchase of common stock	—	—	(200,000)	—	(200,000)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Proceeds from exercise of equity awards and employee stock purchase plan	4,183	404	3,428	4,587	3,642
Payment of withholding taxes related to net share settlement of equity awards	(5,463)	(9,344)	(7,813)	(14,807)	(16,998)
Net cash provided by (used in) financing activities	(1,280)	(8,940)	(205,757)	(10,220)	618,914
Effect of exchange rate changes on cash and cash equivalents	(238)	(704)	(224)	(942)	(926)
Net increase (decrease) in cash and cash equivalents	243,623	132,534	(176,749)	376,157	632,882
Cash and cash equivalents—Beginning of period	251,850	119,316	1,489,010	119,316	679,379
Cash and cash equivalents —End of period	$495,473	$251,850	$1,312,261	$495,473	$1,312,261

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Gross profit (GAAP)	$219,005	$176,973	$127,801	$395,978	$250,750
Stock-based compensation	3,131	2,507	1,060	5,638	2,042
Acquisition related amortization	1,445	1,299	—	2,744	—
Gross profit (Non-GAAP)	$223,581	$180,779	$128,861	$404,360	$252,792

Gross margin (GAAP)	41.3%	40.1%	40.4%	40.8%	40.6%
Stock-based compensation	0.6%	0.6%	0.4%	0.5%	0.3%
Acquisition related amortization	0.3%	0.3%	—%	0.3%	—%
Gross margin (Non-GAAP)	42.2%	41.0%	40.8%	41.6%	40.9%

Operating expenses (GAAP)	$124,969	$115,149	$68,401	$240,118	$129,964
Stock-based compensation (1)	(49,933)	(45,290)	(14,252)	(95,223)	(28,114)
Acquisition related expenses and amortization	(3,867)	(3,609)	(2,453)	(7,476)	(6,455)
Operating expenses (Non-GAAP)	$71,169	$66,250	$51,696	$137,419	$95,395

(1) Includes stock-based compensation as follows:
Research and development	$16,266	$13,729	$5,467	$29,995	$11,216
Sales and marketing	22,176	13,057	5,335	35,233	8,872
General and administrative	11,491	18,504	3,450	29,995	8,026
Total	$49,933	$45,290	$14,252	$95,223	$28,114

Income from operations (GAAP)	$94,036	$61,824	$59,400	$155,860	$120,786
Stock-based compensation	53,064	47,797	15,312	100,861	30,156
Acquisition related expenses and amortization	5,312	4,908	2,453	10,220	6,455
Income from operations (Non-GAAP)	$152,412	$114,529	$77,165	$266,941	$157,397

Net income (GAAP)	$76,976	$51,821	$39,351	$128,797	$71,049
Stock-based compensation	53,064	47,797	15,312	100,861	30,156
Acquisition related expenses and amortization	5,312	4,908	2,453	10,220	6,455
Non-cash interest expense	2,048	1,979	12,307	4,027	19,463
Loss on partial settlement of convertible notes	—	—	13	—	56,382
Non-GAAP income tax adjustment	12,452	3,165	5,240	15,617	(30,127)
Net income (Non-GAAP)	$149,852	$109,670	$74,676	$259,522	$153,378

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income per share, basic (GAAP)	$0.57	$0.39	$0.29	$0.96	$0.53
Stock-based compensation	0.39	0.36	0.11	0.75	0.23
Acquisition related expenses and amortization	0.04	0.04	0.02	0.08	0.05
Non-cash interest expense	0.02	0.01	0.09	0.03	0.15
Loss on partial settlement of convertible notes	—	—	—	—	0.42
Non-GAAP income tax adjustment	0.09	0.02	0.04	0.11	(0.23)
Net income per share, basic (Non-GAAP)	$1.11	$0.82	$0.55	$1.93	$1.15

Shares used in basic per share calculation GAAP and Non-GAAP	135,196	134,327	135,094	134,768	133,209

Net income per share, diluted (GAAP)	$0.54	$0.37	$0.28	$0.91	$0.49
Stock-based compensation	0.38	0.34	0.11	0.73	0.22
Acquisition related expenses and amortization	0.04	0.04	0.02	0.08	0.05
Non-cash interest expense	0.02	0.02	0.09	0.03	0.14
Loss on partial settlement of convertible notes	—	—	—	—	0.40
Non-GAAP income tax adjustment	0.09	0.02	0.03	0.11	(0.21)
Net income per share, diluted (Non-GAAP) (2)	$1.07	$0.79	$0.53	$1.86	$1.09

Shares used in diluted per share calculation GAAP	143,725	144,617	141,533	143,602	144,022
Shares used in diluted per share calculation Non-GAAP (3)	139,650	139,289	140,931	139,527	141,379

Net cash provided by operating activities (GAAP)	$200,650	$102,443	$65,660	$303,093	$141,501
Purchases of property and equipment	(8,691)	(12,375)	(16,428)	(21,066)	(26,368)
Deemed repayment of convertible notes due 2024 and notes due 2025 attributable to accreted debt discount	—	—	6	—	15,585
Free cash flow (Non-GAAP)	$191,959	$90,068	$49,238	$282,027	$130,718

(2)    Calculation of non-GAAP diluted net income per share for the three months ended June 30, 2022, March 31, 2022 and June 30, 2021, as well as the six months ended June 30, 2022 and 2021, excludes convertible notes due 2023 interest expense, net of tax of less than $0.1 million in each period from non-GAAP net income.
(3)    Effect of dilutive in-the-money portion of convertible senior notes and warrants are included in the GAAP weighted-average diluted shares in periods where the Company has GAAP net income. The Company excluded the in-the-money portion of convertible notes due 2024 totaling 45 thousand shares and 1,506 thousand shares in the three months and six months ended June 30, 2021 from non-GAAP weighted-average diluted shares as the Company entered into convertible note hedge transactions that reduce potential dilution to the Company’s common stock upon any conversion of the notes due 2024. The Company excluded the in-the-money portion of convertible notes due 2025 totaling 557 thousand shares in the three months ended June 30, 2021 and 1,137 thousand shares in the six months ended June 30, 2021 from non-GAAP weighted-average diluted shares as the Company entered into convertible note hedge transactions that reduce potential dilution to the Company’s common stock upon any conversion of the notes due 2025.